Exhibit 99.1

World Point Terminals, LP and World Point Terminals, Inc. Announce Commencement of Tender Offer for World Point Terminals, LP’s Common Units

ST. LOUIS, Missouri, June 2, 2017 – World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today that it has entered into a Transaction Agreement, dated as of June 1, 2017, by and among World Point Terminals, Inc. (the “Offeror”), WPT GP, LLC (the “General Partner”) and the Partnership (together with any amendments or supplements thereto, the “Transaction Agreement”), pursuant to which the Offeror has commenced a tender offer to purchase all issued and outstanding common units (the “Units”) of the Partnership that are not already beneficially owned by the Offeror or its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding (the “Offer”). The Offer Price represents an increase of $0.50 per Unit, or approximately 3.0%, when compared to the original offer of $16.80 per Unit made by the Offeror on April 3, 2017. The Offer is being made upon the terms and subject to the conditions specified in the Offer to Purchase, dated June 2, 2017 (the “Offer to Purchase”).

The initial scheduled expiration time of the Offer is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended as described in the Offer to Purchase.

Pursuant to the Transaction Agreement, after the completion of the Offer and subject to the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will purchase any and all outstanding Units not tendered pursuant to the Offer (other than any such Units held by the Offeror or its affiliates) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), at a price per Unit equal to the Offer Price, net to the holder in cash, without interest thereon and less any applicable tax withholding (the “Buyout”). Upon completion of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.

Pursuant to the Transaction Agreement, the Offer is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions, including, among other things, the following conditions:

•	there have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Units that, together with the Units then beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the total Units then outstanding; and

•	the purchase price per Unit payable to effect the Buyout in accordance with the formula set forth in Section 15.1(a) of the Partnership Agreement (calculated as of the date immediately following the date on which the Offeror is scheduled to accept for payment Units tendered pursuant to the Offer) does not exceed the Offer Price.

The board of directors of the General Partner (the “Board of Directors”) authorized a conflicts committee composed of two independent directors (the “Conflicts Committee”) to review, evaluate, negotiate and, if appropriate, recommend to the Board of Directors approval of a potential transaction with the Offeror. The Conflicts Committee, with the assistance of its financial and legal advisors, engaged in negotiations and discussions with the Offeror and its advisors regarding the terms and conditions of the proposed transaction. Following such negotiations and discussions, the Conflicts Committee determined that the Transaction Agreement and the transactions contemplated thereby are in the best interests of, and fair and reasonable to, the Partnership and the holders of Units unaffiliated with the Offeror, approved the Transaction Agreement, and recommended that the Board of Directors approve the Transaction Agreement and recommend that the holders of Units unaffiliated with the Offeror accept the Offer and tender their Units pursuant to the Offer.

Based on the recommendation of the Conflicts Committee, the Board of Directors has determined that the Transaction Agreement and the transactions contemplated thereby are fair to and not adverse to the best interests of the Partnership and the holders of Units unaffiliated with the Offeror, approved and declared advisable the Transaction Agreement and recommended that the holders of Units unaffiliated with the Offeror accept the Offer and tender their Units pursuant to the Offer.

The transfer agent and the depositary for the Offer is Computershare Trust Company, N.A. The information agent for the Offer is Georgeson LLC. The Offer to Purchase, the related Letter of Transmittal and other related documents are being distributed to the Partnership’s unitholders. Unitholders that have questions or need additional copies of the Offer to Purchase and the Letter of transmittal should contact the information agent at its address and telephone number set forth below.

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Banks, Brokers and Shareholders
Call Toll-Free (800) 509-0917
Email: WPTOffer@Georgeson.com

Advisors

Evercore acted as financial advisor to the Conflicts Committee of the Board of Directors of the General Partner. Potter Anderson & Corroon LLP acted as legal counsel to the Conflicts Committee, and Latham & Watkins LLP acted as legal counsel to the Partnership. Greenberg Traurig, LLP acted as legal counsel to the Offeror, and Thompson Coburn LLP acted as legal counsel to the special committee of the Offeror’s board of directors formed in connection with the transaction.

Notice to Unitholders

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Units. The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal. Unitholders are urged to read the Tender Offer Statement on Schedule TO and the Transaction Statement on Schedule 13E-3 filed by the Offeror with the SEC on

June 2, 2017, the Offer to Purchase and the related Letter of Transmittal in their entirety, as they contain various terms of, and conditions to, the Offer.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

About World Point Terminals, Inc.

The Offeror is the sole parent of the General Partner. The Offeror and its affiliates collectively beneficially own an aggregate of approximately 73.6% of the issued and outstanding Units.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com